UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 13, 2006

Date of Report (Date of earliest event reported)

Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma

(State or other jurisdiction)

0-32593

(Commission File Number)

73-1599600

(IRS Employer Identification No.)

112 E. Oak Street, Suite 200, Palestine, Texas  75801

(Address of principal executive offices)

(877) 329-8388

Registrant’s telephone number, including area code

115 West 7th Street, Suite 1415, Fort Worth, Texas, 76102

(Former name or former address, if changed since last report)

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)

On December 13, 2006, the management of the Company, with the concurrence of the Company’s Audit Committee and after completion of a review by the Company’s independent registered public accounting firms, concluded that the previously issued interim financial statements for each of the quarters ended June 30 and September 30, 2005 and March 31, June 30 and September 30, 2006, and the Company’s audited financial statements for the year ended December 31, 2005 (collectively, the “Restated Periods”), should not be relied upon because of accounting errors contained therein (as described below, the “Accounting Errors.”

The “Accounting Errors” giving rise to this report consist of the following:

●

The Company revalued certain stock options granted in March, April and June 2005 to reflect estimated stock price volatility, resulting in increased stock based compensation expense of $612,095 for the year ended December 31, 2005.

●

The Company recorded an asset retirement obligation for the cost of plugging and abandoning wells acquired in 2005, resulting in an increased liability and asset of $189,000 for the year ended December 31, 2005.

●

The Company reversed an oil and gas property depletion expense recorded during the year ended December 31, 2005, reversing an expense of $8,100.

●

These changes also impacted the results for each of the quarterly periods.

The Company’s Audit Committee and management have discussed the matters disclosed pursuant to this Item 4.02(a) in this Current Report on Form 8-K with both MacKay LLP, Chartered Accountants,  the Company’s independent registered public accounting firm for the year ended December 31, 2005, and with Hein & Associates LLP, the Company’s current independent registered public accounting firm. The Company expects to file its Form 10-KSB/A for the fiscal year ended December 31, 2005, and Forms 10-QSB/A for each of the quarters ended June 30 and September 30, 2005 and March 31, June 30 and September 30, 2006, contemporaneously with this filing. These filings will contain restated financial information for the fiscal year ended December 31, 2005 and for each of the quarterly periods.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2006

WENTWORTH ENERGY, INC.

/s/ John Punzo

John Punzo, CEO